EXHIBIT 10.6

AMERICAN RESTAURANT DEVELOPMENT
CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is made and entered into this 21st day of April, 2005 by and between American Restaurant Development Corporation a Nevada corporation with offices at 7400 E. McDonald Drive Suite 121, Scottsdale, Arizona 85250 (“Consultant”), and Ultraguard Water Systems Corp., a Nevada Corporation with offices at 914 Sherwood Avenue Coquitlam, British Columbia V3K 1A6 Canada (“Client”).

WITNESSETH:

WHEREAS, Consultant, as a result of the expenditure of time, skill, effort, and money, has developed and/or owns distinctive formats and systems (the “System”) relating to the establishment and operation of different restaurant concepts, including without limitation policies, procedures, uniformity of products and services, advertising and promotional programs, and other proprietary information;

WHEREAS, Consultant and its employees, representatives, and agents are independent contractors who are in the business of offering identification and recruitment of prospective restaurant concepts;

WHEREAS, Client desires to hire Consultant to perform the services outlined below and Consultant desires to perform the services outlined below in accordance with the terms of this Agreement;

NOW, THEREFORE, in consideration of the mutual promises herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1.      Engagement. Consultant agrees to serve as the sole and exclusive consultant and general advisor to Client in the identification and recruitment of prospective restaurant concepts.

2.      Effective Term. The Term of this Agreement is for a period of five (5) years or until the Consultant has identified and recruited six (6) restaurant concepts for Client that enter into the Clients then-current form of operating agreement pursuant to which restaurant concepts are developed whichever occurs first.

3.      Duties of Consultant.

(a)      General Duties. Consultant shall be solely and exclusively responsible for the identification and recruitment of prospective restaurant concepts (Restaurant Concept(s)), and will make such personnel available as Consultant deems necessary for that purpose throughout the term of this Agreement. As used in this Agreement, the term “Restaurant Concept(s)” is defined as a new unique dining experience that is suitable for national franchising which includes: (1) every Restaurant Concept for which Client has met and approved; and (2) every “Restaurant Concept(s)” for which Client enters into its then-current form of operating agreement pursuant to which restaurant concepts are developed. Consultant will use commercially reasonable efforts to identify and recruit prospective restaurant concepts on Client’s behalf.

(b)      Performance Requirements. Consultant agrees to meet the following performance requirements and to sell:

(1)	During Year One of this Agreement, a total of 2 Restaurant Concepts;
(2)	By the end of Year Two, a cumulative total of 3 Restaurant Concepts;
(3)	By the end of Year Three, a cumulative total of 4 Restaurant Concepts;
(4)	By the end of Year Four, a cumulative total of 5 Restaurant Concepts;
(5)	By the end of Year Five, a cumulative total of 6 Restaurant Concepts.

4.      Duties of Client.

(a)      Marketing and Sales Materials. At Client’s expense, Client shall supply Consultant with all agreed corporate marketing, sales, and other promotional materials as Consultant may reasonably require to carry out its duties under this Agreement. Should Consultant need to duplicate any documents contemplated by this Section 4(a) because of Client’s failure to timely supply same, Client agrees to reimburse Consultant for the reasonable cost of such duplication. Consultant shall have the right, without any payment to Client, to use any marketing, advertising, or sales materials available to Client in connection with performing its duties under this Agreement

(b)      Referrals. Client agrees to use its best efforts to refer to Consultant all inquiries or other contacts made to Client by prospective restaurant concepts in a prompt and timely manner.

5.      Compensation. Consultant will be compensated for performance as follows:

(a)      During the term of this Agreement, and any renewal or extension thereof:

(1)      Client shall pay Consultant a fee (the “Stock Fee”) equal to Five Million shares of restricted and unrestricted shares of UGRD common stock under the following schedule:

-Two Million Five Hundred Thousand (2,500,000) shares of unrestricted S-8 common stock shall be released on a schedule to be established between Consultant and Client after the first prospect enters into the Clients then-current form of operating agreement pursuant to which restaurant concepts are developed and restricted shares on the following schedule.
-Five Hundred Thousand (500,000) restricted shares after the second prospect enters into the Clients then-current form of operating agreement pursuant to which restaurant concepts are developed;
-Five Hundred Thousand (500,000) restricted shares after the third prospect enters into the Clients then -current form of operating agreement pursuant to which restaurant concepts are developed;
-Five Hundred Thousand (500,000) restricted shares after the forth prospect enters into the Clients then-current form of operating agreement pursuant to which restaurant concepts are developed;
-Five Hundred Thousand (500,000) restricted shares after the fifth prospect enters into the Clients then-current form of operating agreement pursuant to which restaurant concepts are developed;

-Five Hundred Thousand (500,000) restricted shares after the sixth prospect enters into the Clients then-current form of operating agreement pursuant to which restaurant concepts are developed.

6.      Reporting and Approvals.

(a)      Consultant shall submit to Client at least once per calendar quarter an updated list of all potential prospects and any other information Client may reasonably request.

(b)       Client shall approve all potential prospects, which approval shall not be unreasonably withheld.

7.      Termination.

(a)      Unless otherwise terminated by either party in accordance with this Agreement, this Agreement shall expire on the Expiration Date as set forth in Article 2 hereinabove. This Agreement shall remain in effect for the entire term regardless of a sale of any interest in or assets of Client.

(b)      If Consultant fails to meet its performance requirements under Section 3 in any year, except Year Five, Consultant shall have the opportunity to cure such failure by meeting the performance requirements for both that year and the following year by the end of the following year. If Consultant fails to meet the above performance requirements by the end of the following year, Client may terminate this Agreement prior to the Expiration Date provided that Client gives Consultant forty-five (45) days prior written notice.

(c)       If the Client terminates this Agreement other than for cause, the Client shall pay Consultant any remaining shares of common stock that has not been issued to Consultant pursuant to this Agreement.

8.      Relationship and Indemnification.

(a)      Client shall, at all times, indemnify, defend and hold harmless Consultant and its principals, employees, agents and representatives, from and against all third party actions, suits, proceedings, claims, demands, judgments or appeals against Consultant arising out of or resulting from or in connection with Client’s actions, or omissions of actions which constitute negligence or misconduct relating to this Agreement. Without limiting the foregoing, Client specifically agrees to indemnify, defend, and hold harmless Consultant and its principals, employees, agents and representatives, from and against all third party actions, suits, proceedings, claims, demands, judgments or appeals against Consultant arising out of or resulting from or in connection with Client’s failure to fully comply with any state or federal law or regulation, or for any misrepresentations or omissions in Client’s franchise offering circular.

(b)      Consultant shall indemnify and hold harmless Client, its principals, employees, agents and representatives from any third party claim or costs (1) resulting from any misrepresentation or omissions in any written or oral communications to any prospect which were made by Consultant and contradicted in the operating agreement pursuant to which restaurant concepts are developed, or (2) arising from any negligent or intentional action or inaction of Consultant.

(c)      Client and Consultant acknowledge and agree that the relationship between them shall be that of principal and independent contractor, and this Agreement shall be so construed.

9.      Non-Employment. Client covenants that during the term of this Agreement, except as otherwise approved in writing by Consultant, Client shall not, either directly or indirectly, for itself, or through, on behalf of, or in conjunction with any person, persons, partnership, or corporation, employ or seek to employ any person who is at that time employed by Consultant, or otherwise directly or indirectly induce such person to leave his or her employment.

10.     Notices. Any notices required, permitted or otherwise given in connection with this Agreement shall be sufficient if in writing and delivered in person, sent by reputable overnight service, or sent by certified mail, postage prepaid, return receipt requested, to the following addresses, or to such other address of which notice shall have been given pursuant to this Section 13:

Client:	President
Ultraguard Water Systems, Corp
914 Sherwood Avenue
Coquitlam, British Columbia V3K 1A6 Canada

Consultant:	President
American Restaurant Development Corporation
7400 E. McDonald Drive Suite 121
Scottsdale, AZ 85250

Delivery shall be effective upon receipt by personal delivery or three (3) days after first attempted delivery by overnight service or certified mail.

11.      Representations. Consultant hereby represents that the terms and conditions of this Agreement and Consultant’s performance thereof are not in conflict with the terms and conditions of any other contractual obligation which Consultant or any affiliate currently has or may have during the term of this Agreement. Both parties hereby represent that the execution of this Agreement has been approved by resolutions adopted by their respective directors.

12.      Miscellaneous.

(a)      Binding Agreement and Assignability. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and to their successors and assigns.

(b)      Paragraph Headings. The paragraph headings in this Agreement are for the convenience of the parties, and none shall be deemed to affect the meaning, construction or effect of any provisions hereof.

(c)      Entire Agreement. This Agreement and the documents referred to herein constitute the entire, full, and complete agreement between the parties concerning the subject matter hereof, and supersede all prior agreements, no other representations having induced Client to execute this Agreement. No amendment, change, or variance from this Agreement shall be binding on either party unless mutually agreed to by the parties and executed by their officers and agents in writing and may be amended only in writing signed by both parties hereto.

(d)      Non-Waiver. No delay, waiver, omission, or forbearance on the part of Consultant to exercise any right, duty, or power arising out of any breach or default by Client under any of the terms, previsions, covenants, or conditions hereof, shall constitute a waiver by Consultant to enforce any such right, option, duty, or power as against Client, or as to subsequent breach or default by Client. Subsequent acceptance by Consultant of any payments due to it hereunder shall not be deemed to be a waiver by Consultant of any preceding breach by Client of any terms, provisions, covenants, or conditions of this Agreement~~.~~

(e)      Applicable Law. This Agreement shall be interpreted and construed exclusively under the laws of the State of Arizona, which law shall prevail in the event of any conflict of law (without regard to, and without giving effect to, the application of Arizona choice of law rules). Nothing in this Section 15(e) is intended by the parties to subject this Agreement to any license or similar law, rule, or regulation of the State of Arizona to which this Agreement would not otherwise be subject. The parties agree that any action brought by Client against Consultant in any court, whether federal or state, shall be brought within such state and in the judicial district in which Consultant has its principal place of business. Any action brought by Consultant against Client in any court, whether federal or state, may be brought within the state and judicial district in which Consultant has its principal place of business. Client hereby waives all questions of personal jurisdiction or venue for the purpose of carrying out this provision. Any such action shall be conducted on an individual basis, and not as part of a consolidated, common, or class action.

(f)      Arbitration. With the exception of claims for injunctive relief, any dispute under this Agreement shall be settled by arbitration in accordance with the commercial arbitration rules of the American Arbitration Association (“AAA”), using a single arbitrator, and at a location in the jurisdiction where Consultant’s principal office is located. Each party shall be responsible for one-half of the fees and costs of the arbitrator and the arbitration association. All arbitration proceedings between the parties will be governed by the AAA commercial arbitration rules in effect on the date the demand for arbitration is filed and in accordance with the terms and conditions of this Agreement, which in the event of any inconsistencies, shall prevail. The decision by the arbitrator shall be binding and judgment upon the award may be entered in any court having jurisdiction thereof.

(g)      Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(h)      Severability. If any term or provision of this Agreement is held or deemed to be invalid or unenforceable, in whole or in part, by a court or competent jurisdiction, this Agreement shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their duly authorized officers, and have affixed their signature intending them to be under seal.

Attest:
Ultraguard Water Systems, Corp

		By:	/s/ Frank Holdraker
Signature	Date		Frank Holdraker, President	Date

American Restaurant Development Corporation

		By:	/s/ Terry Neild
Signature	Date		Terry Neild, Secretary	Date